Exhibit 6.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered to be effective May 1, 2024, by and between CBD Life Sciences, Inc., a Nevada corporation (the “Company” or “Employer”), and Lisa Nelson (the “Employee”).

1. Employment

Subject to the terms and conditions set forth in this Agreement, Employer hereby employs Employee, and Employee hereby accepts employment with Employer.

2. Duties and Responsibilities

Employee's title, duties, hours, and responsibilities shall be as determined, from time to time, by the Board of Directors and/or Management of the Company and Employee shall have the initial title of PRESIDENT& CHAIRMAN. For as long as Employee is employed by Employer, Employee will competently perform as an employee in accordance with the duties, hours, and responsibilities assigned and the Employee will devote not less than 30 hours per week to advance the business and welfare of Employer and will not engage in any other business enterprise without the prior written approval of the Board of Directors of Employer.

3. Place of Employment

During the term of this Agreement, Employee will not be required to undertake any duties or responsibilities that would make it necessary or desirable to move Employee's residence.

4. Compensation

As full compensation for all services rendered under this Agreement, Employee shall receive the salary and other benefits described as follows:

a) Salary: $120,000 per year until the Company raises $1,000,000 in capital funding, at which time the Employee salary will be increased to $150,000 per year. In addition, Employee is eligible to participate in any bonus pools established by the Company (e.g. management compensation bonus pool, 5% of pretax profits, once the Company reaches profitability).

b) Other Benefits: Employee shall, if otherwise eligible under the terms thereof, be eligible to participate in the company's medical, dental, retirement or life insurance plans, if any, under the same terms and conditions as are applicable to other employees in similar capacities.

c) Vacation: Employee shall be entitled to 15 days’ vacation per year of work. Employer reserves all rights as to approval of the dates of such vacation.

5. Business Expenses

a) Business Expenses as Employee Expense. Any and all expenses incurred by the Employee, without prior approval and agreement to reimburse on the part of Employer, including, but not limited to, expenses related to travel, car maintenance and gasoline, cell phone, and pagers, are expenses of the Employee. Employer may advance sums to Employee from time to time for reasonable business expenses incurred by Employee in promoting the business of Employer.

b) Reimbursable Business Expenses. Employer may, in its sole discretion, agree to reimburse business expenses. The following requirements shall be met with respect to such reimbursable expenses:

(1) That all such expenditures are approved in advance by Employer or Designee in writing, and

(2) That Employee submit weekly itemized expense account data in the form required by Employee sufficient to substantiate a deduction for said pre-approved business expense under all applicable rules and regulations of federal and state taxing authorities.

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6. Records and Accounts/Exclusive Property of Employer

All records relating in any manner whatsoever to the business of Employer or the customers or principals of Employer whether prepared by Employee or otherwise coming into his/her possession, shall be the exclusive property of Employer, regardless of who actually purchased, prepared, or acquired the original book or record. All such books and records shall be immediately returned to Employer by Employee upon termination of his/her employment hereunder of any reason. If Employee purchases any record, book, ledger, or similar item to be used of records keeping, Employee shall immediately notify Employer.

7. Term and Termination

a) This Agreement shall have a term of five (5) years.

This Agreement shall terminate immediately and automatically for any of the following occurrences:

1. Upon notice for cause, including but not limited to, the Employee's dishonesty in relations with or on behalf of Employer; or upon a material breach of this agreement by Employee; or violation in terms of Non-Disclosure Agreement entered into between Employer and Employee or between Employer and third parties.

2. The death of the Employee.

3. The legally adjudicated incompetence of the Employee.

b) Protection of Confidential Information after Termination of Employment.

1. Employee acknowledges that the sale of unauthorized use of, or disclosure of confidential information of Employer constitutes unfair competition. Employee promises and agrees not to engage in any unfair competition.

2. Employee shall not:

A. Make known to any person, firm, or corporation the names or addresses of any of the customers or principals of Employer.

B. For a period of three (3) years immediately following the termination of her employment with the Employer, either directly or indirectly, solicit, or take away, or attempt to solicit, or take away any of the customers or principals of Employer either for herself of for any other person, firm, or corporation, by the use of confidential information obtained from Employer during her term or employment.

C. Violate the terms of any non-disclosure agreement entered into by the Employee or by the Company.

8. Restriction on Competitive Activity During Employment/Protection of Confidential Information/Conflict of Interests.

So long as Employee is employed by Employer, Employee shall not, unless specifically directed or authorized to do so in writing by the Board of the Directors directly or indirectly:

a) Engage in any business or activities in competition in any manner whatsoever with the business of Employer.

b) Call on, Solicit, or attempt to call on or solicit, any client or customer of Employer for the account of anyone other the Employer

c) Reveal confidential information of either Employer or a principal to any individual, partnership, corporation, or association, including one in a business competitive with Employer in any manner whatsoever, other that as necessary and appropriate in the ordinary course of Employer's business. Confidential information includes but is not limited to, the names or addresses of any principal or customer of the Employer contact persons, purchasing of buying patterns, operating patterns, confidential technical information of a customer or principal, and/or any information subject to a non-disclosure agreement.

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d) Use or disclose any proprietary information or trade secrets of any former of concurrent employer or other person or entity, or bring onto the business premises of the Company any unpublished document or data or proprietary information belonging to any former of concurrent employer or other person or entity, or store any data evidencing any proprietary information or trade secrets of any former of concurrent employer or other person or entity in any computer which is used to store data of the Company or perform work for the Company, whether stand alone, or in network, and whether such computer is located on the business premises of the Company or elsewhere.

e) Employee shall further execute and adhere to any Conflict-of-Interest Guidelines made available to Employee from time to time. The current Conflict of Interest Guidelines are attached hereto as Exhibit A which are incorporated herein for all purposes.

9. No Waiver

The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any further breach of such term or condition or the waiver of any other term or condition of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting Employer from pursuing any other remedies available to it for any breach or threatened breach, including the recovery of money damages.

10. Severability

To the extent that the covenants and agreements set forth herein, or any portion thereof shall be found to be illegal or unenforceable of any reason, such word, clause, phrase, or sentence shall be modified or deleted in such a manner so as to make this Employment Contract as modified, legal and enforceable under applicable laws, and the balance of the covenants and agreements of the parties or parts thereof, shall not be affected thereby and shall remain in full force and effect.

11. Assignment

This Agreement shall extend to and be binding on Employer and its successors and assigns. Except as otherwise provided herein, Employee's rights to receive payments pursuant to this Agreement shall be non-assignable.

12. Specific Performance

The parties hereto agree that the services to be performed by Employee hereunder are of a special, unusual, and extraordinary character which gives them a unique value, and that in that in the course of said services, Employee will have access to and make use of various trade secrets and confidential information of Employer. Employees acknowledge that breach of any of his/her agreements pertaining to the protection of confidential information, whether by contract or by law, will result in irreparable and continuing damage to Employer for which there will be no adequate remedy at law. Accordingly, Employee agrees that Employer, in addition to any other rights and remedies which Employer may possess, shall be entitled to injunctive and other equitable relief to prevent misuse of confidential information.

13. Controlling Law

This contract shall, in all respects be interpreted, constructed and enforced according to the laws of the State of Arizona. Any dispute arising under this agreement shall be heard in the Courts within the State of Arizona.

14. Amendment/Integration

Employee acknowledges and agrees that Employer has made no representations or offers other than those set forth herein. This Agreement is the final expression of the agreement between Employer and the Employee. This Agreement may be amended at any time, but only by written instrument signed by the parties hereto. This Agreement shall not under any circumstances be amended by implication.

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15. Copies and the Original

Facsimile and photocopies of this Agreement shall be deemed as valid as the original.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

EMPLOYER:

CBD LIFE SCIENCES, INC.

By: ___________________________

Lisa Nelson

CEO

EMPLOYEE:

_____________________

Lisa Nelson,

Individually

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EXHIBIT A

Conflict of Interest Guidelines of CBD Life Sciences, Inc.

It is the policy of CBD Life Sciences, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the Employer and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is a personal or social involvement.

4. Initiating or approving any form of personal or social harassment of employees.

5. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship would influence in any manner a decision or course of action of the Company.

6. Borrowing from or lending to employees, customers or suppliers.

7. Knowingly acquiring real estate of interest to the Company.

8. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer of other person or entity with whom obligations of confidentiality exist.

9. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

10. Making any unlawful agreement with distributors with respect to prices.

11. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity. Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review.

Violations of this Conflict-of-Interest policy may result in discharge without warning.

UNDERSTOOD AND AGREED BY EMPLOYEE:

 _____________________

Lisa Nelson

Date: May 1, 2024

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